[Retail]

Exhibit 8(o)(2)

Amendment No. 3 to Participation Agreement (Oppenheimer)

[Retail]

AMENDMENT NO. 3 TO PARTICIPATION AGREEMENT

BETWEEN OPPENHEIMERFUNDS DISTRIBUTOR, INC. AND

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK

THIS AMENDMENT, dated as of the 1st day of September, 2013, by and among Transamerica Advisors Life Insurance Company of New York (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be revised from time to time (the “Account”) and the OppenheimerFunds Distributor, Inc. (the “Underwriter”).

WHEREAS, the parties executed an amendment dated March 1, 2012 to add Confidential Information complying with Massachusetts privacy laws that shall hereafter be referred to as Amendment Number 2 to the Participation Agreement.

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. A new section, numbered consecutively, is added to the Agreement as follows:

ARTICLE XIII. Summary Prospectus

Should the Distributor and the Company desire to distribute the prospectuses of the Fund pursuant to Rule 498 of the Securities Act of 1933, as amended, (“Rule 498”), the roles and responsibilities of the Parties to the Agreement (the “Parties”), for complying with Rule 498 and other applicable laws, are set forth as follows:

13.1. For purposes of this Section, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

13.2. The Distributor shall provide, or cause to provide, the Company with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Distributor provide the Company with Statutory Prospectuses.

13.3. Except as otherwise provided herein, if and to the extent that a Fund issues a Summary Prospectus for use by the Company in connection with the Agreement, the Distributor shall be responsible for compliance with Rule 498(e).

13.4. The Distributor represents and warrants that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply in all material respects with the requirements of Rule 498 applicable to the Fund and its series. The Distributor further represents and warrants that it has reasonable policies and procedures in place to ensure that such web site complies with Rule 498.

13.5. The Distributor agrees that the URL indicated on each Summary Prospectus will lead policyholders/contract owners directly to the web page used for hosting Summary Prospectuses (“Landing Page”) and that such Landing Page will host the current Fund and series’ documents required to be posted in compliance with Rule 498. The Distributor will notify Company within a reasonable amount of time in the event any of the requirements of Rule 498 paragraph (e) are not met for any reason including any non-routine or extended interruption in the availability of the web site on which any documents of the nature referred to in Rule 498 paragraph (e) are posted by the Distributor. Such Landing Page will contain the investment options available under the Agreement.

[Retail]

13.6. The Distributor represents and warrant that it will be responsible for compliance with the provisions of Rule 498(f)(1) involving Contract owner requests for additional Fund documents made directly to the Distributor. The Distributor further represent and warrant that any information obtained about Contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents. 13.7. The Company represents and warrants that it will respond to requests for additional fund documents made by Contract owners directly to the Company or one of its affiliates. Company further represents and warrants that it will comply with the provisions of Rule 498(f)(1) to the extent of responding to Contract owner requests for additional fund documents made directly to the Company or one of its affiliates, additionally Company will comply with rule 498 (f)(2).

13.8. Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses for which Company is responsible, will be done in compliance with Rule 498.

13.9. If the Distributor determines that it will end its use of the Summary Prospectus delivery option, the Distributor will provide the Company with at least 60 days’ advance notice of its intent.

13.10. The Parties agree that the Company is not required to distribute Summary Prospectuses to its policyholders/contract owners, but rather that the use of the Summary Prospectus will be at the discretion of the Company. The Company agrees that it will give Distributor reasonable notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

13.11. The Parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Section as applicable.

2. The existing 5th Whereas clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, the Account is duly established and maintained as a segregated asset account, duly established by the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to variable annuity contracts set forth in Schedule A hereto, as it may be revised or supplemented from time to time upon notice from Distributor (the “Contracts”);

3. The existing 9th Whereas clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios (and classes thereof) listed in Schedule A hereto, as it may be revised or supplemented from time to time upon notice from Distributor (the “Designated Portfolios”) on behalf of the Account to fund the aforesaid Contracts, and the Underwriter is authorized to sell such shares in the Designated Portfolios, and classes thereof, to the Account at net asset value and without the payment of a sales commission to the broker-dealer of record.

4. The parties agree to combine existing Schedule A and Schedule B into a single schedule hereby referenced as Schedule A, as supplemented from time to time by a party, with notice to all other parties. Schedule A and Schedule B of the Agreement are hereby deleted in their entirety and replaced with the attached Schedule A. All references to Schedule B in the Agreement are hereafter a reference to Schedule A.

[Retail]

5. A new paragraph, numbered consecutively, is added to ARTICLE II. Representations and Warranties, as follows:

2.8. Distributor and agrees to notify the Company as soon as commercially reasonable in the event that the advisor for a Fund listed on Schedule A elects to register as a commodity pool operator on behalf of such Fund.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: September 1, 2013

OPPENHEIMERFUNDS DISTRIBUTORS INC.

By:	/s/ Mark D. Santero
Name:	Mark D. Santero
Title:	SVP
Date:	10/22/13

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ John Mallett
Name:	John Mallett
Title:	Vice President
Date:	10-24-13

[Retail]

SCHEDULE A

Revised September 1, 2013

SEPARATE ACCOUNTS

ML of New York Variable Annuity Separate Account D

CONTRACTS

Merrill Lynch IRA Annuity

Merrill Lynch Investor Choice Annuity

FUNDS

Oppenheimer Global Fund – Class A

Oppenheimer Main Street Fund® – Class A

Oppenheimer Main Street Small – & Mid-Cap® – Class A

Oppenheimer Flexible Strategies Fund – Class A

Oppenheimer Capital Appreciation Fund – Class A